Exhibit 99.1

Conn’s, Inc. Announces Earnings
Guidance for Fourth Quarter

BEAUMONT, Texas--(BUSINESS WIRE)--January 8, 2009--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced earnings guidance for the quarter ending January 31, 2009.

With two of three months in the quarter completed, the Company expects diluted earnings per share, excluding potential fair value and goodwill adjustments, in a range of $0.53 to $0.58 for the quarter ending January 31, 2009. This strong performance under difficult economic conditions was driven by robust sales growth, as previously reported, and improved expense leverage. The Company noted that gross profit margins, excluding potential fair value adjustments, have been within expectations. Additionally, the credit portfolio continues to perform within the Company’s expectations after overcoming the challenges of the hurricanes in September. Though the Company previously suspended its issuance of earnings guidance, it is releasing this information on a one-time basis since it has completed the two biggest months of the quarter and due to the continuing turmoil in the economy in general and specifically in light of current retail market conditions.

The Company plans to report its sales results for the quarter ending January 31, 2009, on February 9, 2009, and plans to report earnings for the quarter ending January 31, 2009, on March 26, 2009.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 19 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 59% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving lines of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 27, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218